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                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. ___)


Filed by the Registrant             /x/

Filed by a Party other than the Registrant           / /

Check the appropriate box:
/ /      Preliminary Proxy Statement
/ /      Definitive Proxy Statement
/x/      Definitive Additional Materials
/ /      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
/ /      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e) (2))

                          The France Growth Fund, Inc.

                (Name of Registrant as Specified in its Charter)



                    (Name of Person(s) Filing Proxy Statement
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/      No fee required.


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                          The France Growth Fund, Inc.

Dear Fellow Shareholder:                                  April 11, 2000

By now you should have received The France Growth Fund's proxy materials for the upcoming Annual Meeting of Stockholders scheduled to be held on April 26, 2000. You may also have received proxy materials from Bankgesellschaft Berlin AG (Berlin Bank) seeking the election of two of its employees to the Fund's Board of Directors in place of two of the Fund's current directors, John Bult and Bernard Simon-Barboux, each of whom have served on the Board of Directors since the Fund's inception. We strongly believe that Messrs. Bult and Simon-Barboux are superior candidates for election to the Board and we would like to take this opportunity to highlight their experience and their record as directors of the Fund. We will also point out why we believe the election of Berlin Bank's employees would not be in your best interests. Your Board unanimously urges you to vote the WHITE proxy card FOR the election of Thomas Barry, John Bult, Walter Curley and Bernard Simon-Barboux to the Board of Directors (proposal 1), FOR proposal 2 and AGAINST proposals 3 and 4.

Messrs. Bult and Simon-Barboux are superior candidates: Messrs. Bult and Simon-Barboux and the other members of the Board have demonstrated their effectiveness at creating value for our shareholders. The Fund has earned Morningstar's highest rating in 1999 - five stars, and has considerably outperformed its benchmark index by over 135% since inception through March 17, 2000. The Board, working with the Fund's officers, have significantly reduced the Fund's total operating expenses each year since 1996. The Board has also taken significant action to reduce the discount, including adoption of a Tax-Advantaged Managed Distribution Plan and open-market share repurchase program and approval of the move to daily pricing of Fund shares. Since July 1, 1998 and including the upcoming distribution, the Fund will have distributed over 35% of its net asset value as of December 31, 1999.

Berlin Bank's nominees lack experience: We strongly believe that Berlin Bank's nominees, Gregory Melville and Moritz Sell, are less qualified to serve than the Fund's nominees for the following reasons:

o No French equities experience: Neither of Berlin Bank's nominees appear to have any experience with French equity securities, French equities markets or the French economy. Mr. Simon-Barboux, on the other hand, is a French national and has over 25 years of experience in the financial services industry in France, including continuing service on the boards of several French mutual funds.

o Lack of board experience: Berlin Bank's nominees have extremely limited experience as directors on mutual fund boards of directors, and no experience on the boards of directors of operating companies. Berlin Bank lists in its proxy statement that its nominees had served on the board of the Growth Fund of Spain. Their service on the board of that fund was limited to a period of less than 12 months. Mr. Bult, on the other hand, has over 25 years of financial service experience, including continuing service on the boards of several closed-end European and Asian equity funds.

o Lack of leadership: Mr. Sell is employed by Berlin Bank as a market strategist and Mr. Melville as an assistant director. We strongly believe that Mr. Bult and Mr. Simon-Barboux, given their years of experience with multi-national financial services companies and their continuing services on the boards of several other U.S. and French mutual funds, better complement and enhance the skills that have resulted in a Board that has and will continue to serve the best interests of all our shareholders

o No share ownership: Berlin Bank asserts in its proxy statement that it is important that the interests of the directors be aligned with the interests of shareholders. However, neither of Berlin Bank's nominees own any shares of the Fund nor have they owned any shares of the Fund during the past

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     two years. We agree that it is very important that the Board clearly aligns its interests with the interests of shareholders, and for that reason all of the members of the Board, including Messrs. Bult and Simon-Barboux, are shareholders of your Fund.

Berlin Bank's nominees would not be working for your benefit: Berlin Bank urges you to support its nominees in its proxy statement by arguing that because it holds approximately 16% of the shares of the Fund, it should control two of the eleven seats on the Board. We find that argument, by itself, to be a very poor reason for our shareholders to elect any nominee to the Board, particularly when we believe Berlin Bank's nominees will work only for the benefit of their employer and not for the benefit of all of our shareholders. In its proxy statement, Berlin Bank does not highlight why it believes its nominees have superior qualifications, experiences or insights. Berlin Bank does not discuss in any detail how it would enhance value for our shareholders if its nominees are elected to the Board. What we do know is that Berlin Bank submitted a proposal for inclusion in the Fund's proxy statement urging shareholders to open-end the Fund but refuses to support its own proposal in its proxy statement. Why is Berlin Bank now trying to distance itself from its own proposal while remaining extremely vague how it expects to enhance shareholder value in its own proxy statement?

We believe that Berlin Bank is trying to disguise the fact that it is an open-end arbitrageur in order to gain the support of our shareholders. Berlin Bank is in the business of profiting by buying shares of closed-end funds at a discount and then selling those shares as soon as the discount narrows after the fund announces that it has been forced to open-end. Berlin Bank is not concerned with the Fund's investment objective, its performance or its other shareholders. Berlin Bank has waged proxy contests against a number of closed-end funds over the years and in all of those contests Berlin Bank has pursued the same goal - force the fund to open-end. One very relevant example is the Growth Fund of Spain. Berlin Bank successfully waged a proxy battle against that fund to elect Messrs. Melville and Sell to the board and to force the fund to open-end. By the time the fund converted to an open-end fund in December 1998, Berlin Bank had liquidated most if not all of its shares of the fund and both Messrs. Melville and Sell resigned from the board. While Berlin Bank may have walked away with a tidy short-term profit, the effect on the fund and its remaining shareholders was disastrous:

o Prior to the conversion, the Growth Fund of Spain had generated a return in U.S. dollars of 26.86% at net asset value and 46.49% at market value and had an expense ratio of 1.22% for the year ended November 30, 1997.

o Following the conversion, the Growth Fund of Spain's return dropped to -3.38% and its expense ratio rose to 1.97% for the year ended October 31, 1999. The fund, which had assets of over $300 million prior to conversion, has dwindled to approximately $50 million on January 20, 2000 and is currently asking its shareholders to approve a complete overhaul of the fund's investment objective and policies as well as a new name for the fund.

As discussed more fully in the proxy statement, your Board strongly believes that the Fund's closed-end structure has been a key component to the Fund's success. Your Board feels that the closed-end fund structure has contributed to the Fund's superior performance since its inception while at the same time has helped to minimize costs to stockholders in the form of lower total expenses. We also believe that conversion of the Fund to an open-end fund would have substantial adverse consequences for shareholders, as evidenced by the consequences to long-term shareholders of the Growth Fund of Spain. We hope that you will place greater weight on the record that the Fund has established over the past 10 years than on vague and unsupported assertions by a shareholder like Berlin Bank who bears no fiduciary responsibility to the other shareholders and whose only goal is to profit for its own account.

Messrs. Bult's and Simon-Barboux's contributions to the Board. Messrs. Bult and Simon-Barboux and the other members of the Board have created significant value for our shareholders.

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o    Consistently strong performance: The Fund realized a total return in U.S.
     dollars of 49.31% for the period January 1, 1999 to March 17, 2000, significantly outperforming the Societe de Bourse Francaise 120 Index, the Fund's benchmark index, which returned 33.38% over that same period. Since inception through March 17, 2000, the Fund's total return in U.S. dollars was 289.29% (including dividends) based upon an increase in net asset value, considerably outperforming the benchmark index, which increased by 153.72% in U.S. dollars over that same period.

o Significant distributions to shareholders: On March 31, 2000, the Board declared a distribution of $1.0878 per share pursuant to the Tax-Advantaged Managed Distribution Plan (Plan), representing 6% of the Fund's December 31, 1999 net asset value. The distribution is comprised primarily (91.66%) of long-term capital gains.

o Reduced expenses: The Board has worked with the officers of the Fund to reduce the Fund's total expense ratio each year since 1996, resulting in a total expense ratio of 1.33% in 1999 compared to an expense ratio of 1.38% in 1998, 1.48% in 1997 and 1.54% in 1996.

o Significant action to reduce the discount: The Board has taken several significant actions in an attempt to narrow the discount. The Board believes that due to the cumulative effect of these actions, the Fund's discount, which was 15.5% on December 31, 1999, dropped to 12.7% on March 31, 2000.

     - As discussed above, the Board adopted the Plan pursuant to which the Fund distributes, on a quarterly basis, a dividend equal to at least 3% of the Fund's net assets as of the end of the previous year (at least 12% annually).

     - The Board adopted an open-market share repurchase program in the fall of 1999 pursuant to which Fund management was given the discretion, subject to guidelines approved by the Board, to repurchase up to 10% of the outstanding shares of the Fund on the open-market when the discount exceeds thresholds established by the Board. The Fund completed its first repurchase in November 1999 and has repurchased 65,333 shares of the Fund through February 4, 2000.

     - The Board approved Fund management's recommendation to commence daily pricing of Fund shares rather than weekly pricing used by most closed-end funds. Daily pricing commenced on July 1, 1999. Daily publication of the Fund's net asset value was intended to provide the Fund's shareholders with more information about the Fund's price movements.

For the reasons set forth above, your Board strongly believes that it is in the best long-term interest of our shareholders to re-elect all of the Fund's nominees to the Board of Directors. We strongly believe that each of our directors have contributed to the Fund's consistent success, and that each of their continued service on the Board of Directors will continue to help create value for our shareholders.

Please vote the WHITE proxy card FOR the election of Messrs. Barry, Bult, Curley and Simon-Barboux to the Board of Directors (proposal 1), FOR proposal 2 and AGAINST proposals 3 and 4 and sign, date and return the enclosed in the enclosed postage-paid return envelope. We thank you for your support.

                                      Sincerely yours,


                                      /s/ Jean A. Arvis
                                      ----------------------------------------
                                      Jean A. Arvis
                                      Chairman of The France Growth Fund, Inc.


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